Exhibit 15.1

August 4, 2006

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of ANSYS, Inc. and subsidiaries for the three-month periods ended March 31, 2006 and 2005, and have issued our report dated April 27, 2006 (May 1, 2006 as to Note 6), and for the six month periods ended June 30, 2006 and 2005, and have issued our report dated August 4, 2006. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania